                                                                   EXHIBIT 10.38


                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") dated as of August 1, 2000 (the "Effective Date"), is entered between Probex Corp. (the "Company") and Charles M. Rampacek (the "Executive").

      WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will be employed by the Company in accordance with the terms and conditions stated below;

      NOW, THEREFORE, the parties hereby agree as follows:

                                   ARTICLE I

                     EMPLOYMENT, DUTIES AND RESPONSIBILITIES

      1.1 Employment. The Executive shall serve as the President and Chief Executive Officer of the Company. The Company will also use its best efforts to assure the Executive's continued service on the Board of Directors of the Company. The Executive hereby accepts such employment. The Executive agrees to devote substantially all of his time and efforts to promoting the interests of the Company.

      1.2 Duties and Responsibilities. Subject to the supervision of and direction by the Board of Directors of the Company, the Executive shall (a) perform such duties as are customarily associated with the position of President and Chief Executive Officer, and (b) be responsible, together with other senior executives of the Company, for the implementation of the operating plan and budget of the Company.

      1.3 Base of Operation. The Executive's principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company in Dallas, Texas.

                                   ARTICLE II

                            COMPENSATION AND EXPENSES

      2.1 Salary and Benefits. As compensation and consideration for the performance by the Executive of his obligations under this Agreement, the Executive shall be entitled to the following:

            (a) The Company shall pay the Executive a base salary, payable in accordance with the ordinary payment procedures of the Company and subject to such withholdings and other ordinary employee deductions as may be required by law. The total base salary paid to the Executive for the first year shall be $180,000. The base salary to be paid the Executive for subsequent years shall be reviewed by the Company on an annual basis, but in no event shall such base salary be less than $180,000 per annum.

            (b) The Executive shall participate in the annual cash bonus plan maintained by the Company, subject to the goals and criteria established by the Company from time to time. Executive's target bonus opportunity for each fiscal year for satisfaction of goals for such fiscal year shall be 65 percent of Executive's base salary. In the event Executive significantly exceeds annual goals for any fiscal year, he may receive cash bonus in greater amounts. For the year 2000, the Company shall pay the Executive, subject to meeting targets set out in the plan, a bonus based on a plan to be adopted by the Company's board as soon as reasonably possible.

            (c) The Executive shall participate in such retirement, pension, health, and medical insurance plans, and in such other employee benefit plans and programs as may be maintained from time to time by the Company for the benefit of the employees of the Company, in each case to the extent and in such manner available to other executive officers of the Company and subject to the terms and provisions of such plans or programs.

      2.2 Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term. The Company will reimburse the Executive, in accordance with the Company's relocation policy, for all reasonable and normal direct out-of-pocket costs related to relocating his permanent residence from Houston to Dallas, Texas, "grossed up" to the greater amount so that the net benefit to Executive after taxes equals his actual costs relating to such relocation. Also the Company will reimburse Executive for direct, out-of-pocket temporary living expenses in accordance with Company policies up to a maximum of $2,000 per month until his physical location is complete, up to a period of four months from his effective date of hire, "grossed up" to the greater amount so that the net benefit to Executive after taxes equals his actual costs.

      2.3 Stock Compensation. As compensation and consideration for the performance by the Executive of his obligations under this Agreement, the Executive shall be entitled to the following:

      Stock Options. The Company has awarded to the Executive options to purchase an aggregate 1,000,000 Shares of the Company's Common Stock (the "Options") as follows: (i) 829,930 non-qualified stock options at an exercise price of $2.20 per share, and (ii) 170,070 incentive stock options at an exercise price of $2.9375 per share, in each case subject to the shareholders of the Company approving the amendment to increase the shares available under the Company's Omnibus Stock Option Plan. The Options will become effective upon the Effective Date of hire. Vesting of the Options will be as follows: twenty percent (20%) of the shares vest upon the Effective Date, and twenty percent (20%) of the shares vest in each of the next four years on the anniversary of the Effective Date.

      Executive shall be eligible to participate in the Company's stock option grant program. The Compensation Committee of the Board of Directors periodically makes option grants to key executives under the Company's Omnibus Stock Option Plan, subject to shareholder approval designating shares to the Plan. If grants are made under the Plan to other key executives, Executive will receive grants also in amounts and on terms commensurate with his position.

      2.4 Continuing Health Insurance. Following the termination of the Executive's employment (i) by the Company for other than Cause, as hereinafter defined, (ii) by the Executive for Good Reason or following a Change of Control and an Executive Termination Event, as hereinafter defined, or (iii) by reason of disability under Section 5.3 hereof, the Company shall continue to provide the Executive such Company-provided group health insurance coverage as is in effect with respect to the Executive at the time of such termination until the earlier of (a) the date on which the Executive obtains other employment providing Executive similar benefits, or (b) the date which is the later of the date of death of Executive or Executive's spouse and (c) the date that is twenty four (24) months following the date of the termination of the Executive's employment.

                                  ARTICLE III

                                   TERMINATION

      3.1 Termination by the Company. The Company shall have the right to terminate the Executive's employment at any time with or without "Cause". For purposes of this Agreement, "CAUSE" shall mean that, prior to any termination the Executive shall have committed: (i) an act of fraud, embezzlement, theft, or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the Company; (ii) a demonstrably intentional and deliberate act or failure to act (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith by the Executive, which causes or can be expected to cause material financial injury to the Company; or (iii)(a) an intentional and material breach of this Agreement or (b) a material breach of this Agreement resulting from the gross negligence of Executive that, in either event, causes material harm to the Company and is not cured by the Executive within 30 days after written notice from the Board of Directors specifying the breach and requesting a cure. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

      3.2 Death. In the event the Executive dies during his employment under this Agreement shall automatically terminate, such termination to be effective on the date of the Executive's death.

      3.3 Disability. In the event that the Executive shall suffer a disability which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least 120 consecutive days, the Company shall have the right to terminate this Agreement.

      3.4 Termination by the Executive for Good Reason. The Executive's employment may be terminated by the Executive for Good Reason, by giving to the Company 30 days advance written notice specifying the event or circumstance which the Executive alleges constitutes Good Reason. Such notice of resignation will take effect, if not revoked by the Executive, at the conclusion of such thirty-day period. For purposes of this Agreement, the following circumstances shall constitute "GOOD REASON" if not cured prior to the expiration of such thirty-day period:

            (i) the assignment to the Executive of duties that are materially inconsistent with the Executive's position or with his authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company or its successor which results in a material diminution or material adverse change in such position, authority, duties or responsibilities;

            (ii) any material breach by the Company or its successor of the provisions of this Agreement; or

            (iii) a relocation of the Executive's principal base of operation to any location which requires Executive to increase his daily inbound commute by more than 45 miles.

            (iv) the Company's or its successors failing to provide maximum officer and director indemnification and officers and directors insurance covering Executive of at least $10,000,000.

      3.5 Effect of Termination.

          (a) In the event of termination of the Executive's employment for any reason or by reason of the Executive's death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any base salary, bonus or other compensation earned but not paid to the Executive prior to the effective date of such termination and, other than the circumstances of termination by the Company for Cause or by the Executive voluntarily without Good Reason, the pro rata amount of the annual cash bonus payable under the plan based on the target bonus under the Executive Bonus Program for the year during which such termination occurs, based on the number of days worked during such year.

          (b) In the event of termination of the Executive's employment (other than a termination following an Executive Termination Event after a Change of Control whereby Executive receives the benefits provided in Section 3.7 below, all as hereafter defined and provided for) (i) by reason of Executive's death or disability, (ii) by the Company other than for Cause or (iii) by the Executive for Good Reason, the Company shall pay to the Executive, in addition to the amounts described in Section 1.5(a) hereof, a lump sum equal to the sum of Executive's then current base salary and target bonus for the year in which the termination occurs and, further, all options to purchase securities of the Company shall accelerate and become vested and all securities owned by Executive and subject to vesting shall become vested and immediately transferable.

      3.6 Termination Following a Change of Control.

          (a) Definitions. As used herein, the following terms shall have the following meanings:


              (i) Change in Control. "Change in Control" shall mean

                  (1) any transaction, or series of transactions, including, but not limited to any merger, consolidation, or reorganization, which results when any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities;

                  (2) when, during any period of 24 consecutive months the
            individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

                  (3) when the stockholders of the Company approve a plan of complete liquidation of the Company; or an agreement for the sale or disposition of substantially all the Company's assets other than a sale of the Company's health care assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than 50% of the combined voting power of the surviving entity.

            (ii) "Termination Date" shall mean the date on which Executive's employment with the Company is terminated.

          (b) Termination by Company. Following a Change in Control, the Executive's employment may be terminated by Company ("Company Termination Event") and the Executive shall not be entitled to the severance benefits provided under Section 3.7, provided that Executive's termination occurs as a result of one or more of the following events:

            (i) The Executive's death;

            (ii) The Executive's disability, provided Executive actually begins to receive disability benefits pursuant to the long-term disability plan in effect for senior executives of the Company immediately prior to the Change in Control.

          (c) Executive Termination Event. If at any time during the one year period commencing on the date of a Change in Control, the Company or Executive terminates his employment following the occurrence of one or more of the following events ("Executive Termination Event"), Executive shall be entitled to the severance benefits provided in Section 3.7 below:

            (i) Any termination by the Company of Executive's employment during such one year period for any reason, other than for Cause, as a result of Executive's death, or by reason of the Executive's disability and the actual receipt of disability benefits; or

            (ii) Termination by the Executive of his employment with the Company at any time within one year after the Change in Control upon the occurrence of any of the following events:

                  (1) The Company's failure to elect, re-elect or otherwise
            maintain the Executive in the office or position in the Company which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive was a Director of the Company immediately prior to the Change in Control;

                  (2) A significant, adverse change (increase or decrease) in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, or a reduction in the aggregate of the Executive's base pay or annual incentive bonus opportunity in which the Executive participated immediately prior to the Change in Control, or the termination of the Executive's rights to any employee benefits to which he was entitled immediately prior to the Change in Control, or a reduction in scope or value of such benefits, without prior written consent of the Executive, any of which is not remedied within 10 calendar days after receipt by the Company of a written notice from the Executive of such change, reduction, or termination, as the case may be;

                  (3) The Company or its successor becomes a subsidiary of
            another company and the Executive is not the President and Chief Executive Officer of the ultimate parent company;

                  (4) The Company shall relocate its principal executive
            offices, or require the Executive to have his principal location of work changed, to any location which is in excess of 45 miles from the location thereof immediately prior to the Change in Control; or

                  (5) Without limiting the generality or effect of the
            foregoing, any material breach of this Agreement by the Company or any successor thereto.

          (d) If Executive is terminated by the Company without Cause or if Executive terminates his employment for Good Reason within the twelve months before the Company begins negotiations which result in a Change of Control, such termination shall also be an Executive Termination Event and Executive shall be entitled to the greater of a) the severance benefits he received on the earlier termination, or b) the severance benefits provided in Section 3.7 below.

      3.7 Severance Benefits. In the event Executive's employment is terminated within one year of the date of a Change in Control as a result of an Executive Termination Event, Executive shall be entitled to the benefits set forth below. All amounts payable under this Section 3.7(a) (b) and (c) shall be paid to Executive in one lump sum within 45 days after his termination of employment.

          (a) The Company shall pay to Executive an amount equal to two times his then existing base salary and two times his targeted cash bonus for the year in which termination occurs.

          (b) The Company shall pay Executive his full base salary through Executive's Termination Date. The Company shall also pay Executive an amount equal to the pro rata amount of the maximum target bonus award available to the Executive under the bonus plan during the year of termination, based on the number of days of the year elapsed prior to the Termination Date.

          (c) All unvested equity, including all options and restricted stock held by Executive, shall immediately become fully vested and exercisable.

      3.8 Other Rights. A termination of the Executive's employment by the Company pursuant to this Agreement or by the Executive shall not affect adversely any rights which the Executive may have pursuant to any agreement, employment contract, policy, plan, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms of such employee benefit plan.

                                   ARTICLE IV

                    TAXES AND MISCELLANEOUS OTHER PROVISIONS

      4.1 Tax Considerations. Notwithstanding anything herein to the contrary, in the event any payments and benefits to Executive hereunder including benefits relating to vesting of restricted stock and stock options, as provided herein or otherwise, are determined by the Company to be subject to the tax imposed by
Section 4999 of the Code or any similar federal or state excise tax, FICA tax, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive at the time of such determination or the time such interest or penalties are incurred, an additional amount (the "Gross-Up Payment") such that after the payment by Executive of all federal, state, or local income taxes, Excise Taxes, FICA tax, or other taxes (including any interest or penalties imposed with respect thereto) imposed upon the receipt of the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the severance payments provided herein.

          (a) For purposes of determining whether any payments to Executive hereunder will be subject to the Excise Tax and the amount of such Excise Tax:

            (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control or the termination of employment (whether pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with Company) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of Jenkins & Gilchrist, P.C. or other tax counsel selected by Company and reasonably acceptable to Executive, other payments or benefits (in whole or in part) do not constitute parachute payments under Section 280G of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

            (ii) the amount of the severance payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (a)(i), above); and

            (iii) the parachute value of any noncash benefits or any deferred payment or benefit shall be determined by Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          (b) If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, Executive shall repay to Company, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, Company shall make an additional Gross-Up Payment to Executive in respect of such excess at the time the amount of such excess is finally determined. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later that ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, FICA tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If any such claim referred to in this Section is made by the Internal Revenue Service and the Company does not request the Executive to contest the claim within the 30 calendar day period following notice of the claim, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid pursuant to Section 4.1(a), immediately upon the expiration of such 30 calendar day period. If any such claim is made by the Internal Revenue Service and the Company requests the Executive to contest such claim, but does not advance the amount of such claim to the Executive for purposes of such contest, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid under the provisions of Section 4.1(a), within 5 business days of a Final Determination of the liability of the Executive for such Excise Tax. For purposes of this Agreement, a "Final Determination" shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, i.e., all allowable appeals pursuant to this section have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

If, after the receipt by the Executive of an amount advanced by the Company pursuant to this section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this section, a determination is made by the Internal Revenue Service that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      4.2 No Mitigation Obligation. Executive's benefits hereunder shall be payable to him as severance pay in consideration of his services under this Agreement. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following his termination. Accordingly, the parties hereto expressly agree that the payment of the severance benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

      4.3 Enforcement Costs. Company is aware that, upon the occurrence of a Change of Control, the Board of Directors or a shareholder of the Company, or the Company's successor in interest, may then cause or attempt to cause Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if following a Change in Control Executive should conclude in good faith that Company has failed to comply with any of its obligations under this Agreement or in the event that Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits intended to be provided to Executive hereunder, Company irrevocably authorizes Executive from time to time to retain legal counsel of his choice at the expense of Company to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder or other person affiliated with Company. The reasonable fees and expenses of counsel selected from time to time by Executive as provided herein shall be paid or reimbursed to Executive by Company on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by his counsel in accordance with its customary practices. In any action involving this Agreement, Executive shall be entitled to prejudgment interest on any amounts found to be due him as of the date such amounts would have been payable to Executive pursuant to this Agreement at an annual rate of interest of 10%.

                                   ARTICLE V

                                EXCLUSIVITY, ETC.

      5.1 Exclusivity. The Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Executive agrees that he will devote substantially all of his working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The foregoing shall not be interpreted to prohibit the Executive from serving as director or trustee of one or more corporations or foundations (either for-profit or not-for-profit) other than the Company. The Executive also agrees that he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company.

      5.2 Other Business Ventures. The Executive agrees that, so long as he is employed by the Company, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, the Executive may own, directly or indirectly, up to 5% of the outstanding capital stock or any business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

      5.3 Confidentiality. The Executive agrees that he will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment hereunder. For purposes of this Agreement, a "TRADE OR BUSINESS SECRET, PROCESS, METHOD OR MEANS, OR ANY OTHER CONFIDENTIAL INFORMATION" shall mean and include written information treated as confidential or as a trade secret by the Company. The Executive's obligation under this Section 5.3 shall not apply to any information which (a) is known publicly; (b) is in the public domain or hereafter enters the public domain without the fault of the Executive; (c) is known to the Executive prior to his receipt of such information from the Company, as evidenced by written records of the Executive; or (d) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company. The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole and exclusive property of the Company. Upon termination of his employment hereunder, the Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of lessees, customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him. The provisions of this Section 5.3 shall survive any termination of this Agreement.

      5.4 Noncompetition.

          (a) Covenant Not to Compete. In consideration of execution of this Agreement, in consideration of Executive's continued employment, salary, and other benefits specified in this Agreement and in consideration of access to trade secrets and other proprietary information of the Company, for the Noncompetition Period (as defined below), Executive will not:

            (i) Accept a position as an officer, director, employee, agent, consultant, or representative of a Competitor. Executive acknowledges that the Company has performed and will perform Competing Activities (as defined below) on a nation-wide basis. Executive further acknowledges that the definition of Prohibited Territory (as defined below) may prohibit Executive from engaging in Competing Activities nation-wide.

            (ii) Acquire or fail to dispose of any stock or other ownership interest in any Competitor, other than investments equal to less than one percent of the outstanding stock of any class issued by any publicly traded company.

            (iii) Undertake any Competing Activities in the Prohibited Territory for his own account.

            (iv) Directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, (A) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person's employment or agency, as the case may be, with the Company or (B) divert, or attempt to divert, any person, concern, or entity from doing business with the Company (including entering into a lease), nor will he attempt to induce any such person, concern or entity to cease being a lessee, customer or supplier of the Company.

      Provided, however, if Executive is terminated for Cause or Executive voluntarily terminates his employment these provisions of Section 5.4 shall not be applicable and enforceable unless the Company pays to Executive a lump sum at the end of his employment equal to Executive's base salary for the year preceding the termination and his annual bonus paid for the prior year, less any applicable tax withholdings.

          (b) Definitions.

      "Noncompetition Period" means the period from the date hereof to one year after Executive leaves the employ of the Company.

      "Competing Activities" means the business of collecting, processing or refining used oil.

      "Prohibited Territory" means any area within one thousand miles of a location in which the Company has engaged in or demonstrated an intent to engage in Competing Activities within the twelve calendar months preceding termination of your employment.

      "Competitor" means (A) a person or entity that is engaged in Competing Activities in the Prohibited Territory or (B) any other person or entity that, as of the date of Executive's termination, competes directly with the Company or any of its subsidiaries in the Prohibited Territory.

      5.5 Reformation. Executive agrees that the restrictions in Paragraphs 5.4 and 5.5 are reasonable in scope and duration in light of the Company's business and competitors. If any provision of Paragraphs 5.4 or 5.5 is held by a court or arbitrator to be unreasonable in scope or duration, the court or arbitrator shall, to the extent permitted by law, reform such provision so that it is enforceable, and enforce the applicable provision as so reformed. Reformation pursuant to this Paragraph 5.6 shall not affect any other provision of this Agreement or render this Agreement unenforceable or void.

                                   ARTICLE VI

                                 INDEMNIFICATION

      The Company will indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the charter or by-laws of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive's service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director); against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as a director, officer or employee of an affiliate of the Company, at the request of the Company. The Executive's rights under this Section shall continue without time limit for so long as he may be subject to any such liability, whether or not his term of employment may have ended.

                                  ARTICLE VII

                                  MISCELLANEOUS

      7.1 No Set-Off. There shall be no set-off or counterclaim against, or delay in, any payment of severance benefits by the Company to Executive provided for in this Agreement with respect to any claim against or debt or obligation of Executive, whether arising hereunder or otherwise except for health benefits as provided in Section 4(c).

      7.2 Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any entity or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged and be binding upon any entity or person which controls, or otherwise owns fifty percent or more of the equity, of the acquiring, consolidating or merging entity or person. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive's estate.

      7.3 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed:

          (a) in the case of the Company, Probex Corporation, 13355 Noel Road, Suite 1200, Dallas, TX 75240, attention Chief Financial Officer; and

          (b) in the case of the Executive, Charles M. Rampacek, 6923 Forest Glen Drive, Dallas, Texas 75230

      7.4 Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive's employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

      7.5 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

      7.6 Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      7.7 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas without reference to the principles of conflict of laws.

      7.8 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

      7.9 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of the rights and obligations under this Agreement.

      7.10 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      7.12 Corporate Authorization. The Company hereby represents that the execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, and that the Chairman of its Board of Directors has the requisite authority to bind the Company hereby.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

                                           PROBEX CORPORATION


                                           By:  /s/ Thomas G. Plaskett
                                              ------------------------------
                                                      Chairman of the Board

                                           EXECUTIVE

                                             /s/ Charles M. Rampacek
                                              ------------------------------
                                                      Charles M. Rampacek